Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                            SOVEREIGN HOLDINGS, INC.,


                           SOVEREIGN MERGER SUB, INC.


                                       AND


                           SABRE HOLDINGS CORPORATION



                                   DATED AS OF

                                DECEMBER 12, 2006

                                TABLE OF CONTENTS


Article 1. Defined Terms and Interpretation....................................1

   Section 1.1     Certain Definitions.........................................1

   Section 1.2     Terms Defined Elsewhere.....................................6

   Section 1.3     Interpretation..............................................8


Article 2. The Merger..........................................................9

   Section 2.1     The Merger..................................................9

   Section 2.2     Closing.....................................................9

   Section 2.3     Effective Time.............................................10

   Section 2.4     Effect of the Merger.......................................10

   Section 2.5     Certificate of Incorporation; By-laws......................10

   Section 2.6     Directors and Officers.....................................10


Article 3. Conversion of Securities; Exchange of Certificates.................10

   Section 3.1     Conversion of Securities...................................10

   Section 3.2     Exchange of Certificates...................................11

   Section 3.3     Dissenters' Rights.........................................13

   Section 3.4     Stock Transfer Books.......................................14

   Section 3.5     Company Options and Stock-Based Awards.....................14


Article 4. Representations and Warranties of the Company......................15

   Section 4.1     Organization and Qualification; Subsidiaries...............15

   Section 4.2     Capitalization; Subsidiaries...............................16

   Section 4.3     Authority..................................................17

   Section 4.4     No Conflict; Required Filings and Consents.................17

   Section 4.5     Compliance with Laws.......................................18

   Section 4.6     SEC Filings; Financial Statements..........................18

   Section 4.7     Affiliate Transactions.....................................20

   Section 4.8     Absence of Certain Changes or Events.......................20

   Section 4.9     Benefit Plans; Employees and Employment Practices..........21

   Section 4.10    Contracts; Indebtedness....................................23

   Section 4.11    Litigation.................................................24

   Section 4.12    Environmental Matters......................................25

   Section 4.13    Intellectual Property......................................25

   Section 4.14    Taxes......................................................26

   Section 4.15    Insurance..................................................27

   Section 4.16    Real Estate................................................27

   Section 4.17    Board Approval.............................................28

   Section 4.18    Brokers....................................................28


Article 5. Representations and Warranties of Parent and Merger Sub............28

   Section 5.1     Organization and Qualification.............................29

   Section 5.2     Authority..................................................29

   Section 5.3     No Conflict; Required Filings and Consents.................29

   Section 5.4     Litigation.................................................30

   Section 5.5     Ownership of Merger Sub; No Prior Activities...............30

   Section 5.6     Financing..................................................30

   Section 5.7     Vote Required..............................................31

   Section 5.8     Brokers....................................................31

   Section 5.9     Ownership of Company Common Stock..........................31

   Section 5.10    Solvency of the Surviving Corporation......................31


Article 6. Covenants..........................................................32

   Section 6.1     Conduct of Business by the Company Pending the Closing.....32

   Section 6.2     Proxy Statement; Company Stockholders' Meeting.............35

   Section 6.3     Access to Information; Confidentiality.....................36

   Section 6.4     No Solicitation of Transactions............................37

   Section 6.5     Best Efforts...............................................39

   Section 6.6     Certain Notices............................................40

   Section 6.7     Public Announcements.......................................41

   Section 6.8     Employee Matters...........................................41

   Section 6.9     Indemnification of Directors and Officers..................42

   Section 6.10    State Takeover Statutes....................................44

   Section 6.11    Section 16 Matters.........................................44

   Section 6.12    NDA........................................................45

   Section 6.13    Solvency of the Surviving Corporation......................45

   Section 6.14    Financing..................................................45

   Section 6.15    Cooperation in Securing Financing..........................46

   Section 6.16    Subsequent Filings.........................................48

   Section 6.17    Cooperation in Obtaining Consents..........................49


Article 7. Closing Conditions.................................................49

   Section 7.1     Conditions to Obligations of Each Party Under This
                    Agreement.................................................49

   Section 7.2     Additional Conditions to Obligations of Parent and
                    Merger Sub................................................49

   Section 7.3     Additional Conditions to Obligations of the Company........50

   Section 7.4     Frustration of Closing Conditions..........................50


Article 8. Termination, Amendment and Waiver..................................51

   Section 8.1     Termination................................................51

   Section 8.2     Effect of Termination......................................52

   Section 8.3     Fees and Expenses..........................................53

   Section 8.4     Termination Fee............................................53

   Section 8.5     Business Interruption Fee..................................53

   Section 8.6     Extension; Waiver..........................................54

   Section 8.7     Amendment..................................................54


Article 9. General Provisions.................................................54

   Section 9.1     Non-Survival of Representations and Warranties.............54

   Section 9.2     Notices....................................................55

   Section 9.3     Headings...................................................56

   Section 9.4     Severability...............................................56

   Section 9.5     Entire Agreement...........................................56

   Section 9.6     Assignment.................................................57

   Section 9.7     Mutual Drafting............................................57

   Section 9.8     Governing Law; Consent to Jurisdiction; Waiver of Trial
                    by Jury...................................................57

   Section 9.9     Counterparts...............................................58



EXHIBIT A.1 - Equity Commitment Letter
EXHIBIT A.2 - Limited Guarantee
EXHIBIT B.1 - List of Company Executives
EXHIBIT B.2 - List of Parent and Merger Sub Executives
EXHIBIT C - Merger Sub Certificate of Incorporation and By-laws
EXHIBIT D - Company Representatives for Access to Information

                 AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2006, by and among Sovereign Holdings, Inc., a Delaware corporation ("Parent"), Sovereign Merger Sub, Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Parent ("Merger Sub"), and Sabre Holdings Corporation, a Delaware corporation (the "Company"). Each of Parent, Merger Sub and the Company are referred to herein as a "Party" and together as "Parties".

                 WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and Plan of Merger, including the exhibits and disclosure schedules attached hereto (the "Agreement") and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

                 WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders, and have approved and declared advisable or adopted, in the case of the Board of Directors of the Company, this Agreement and the Merger;

                 WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, TPG Partners V, L.P. and Silver Lake Partners II, L.P. (each, a "Fund") is entering into an Equity Commitment Letter (the "Equity Commitment Letter") and a Limited Guarantee (the "Limited Guarantee") in the forms attached as Exhibits
A.1 and A.2, respectively, pursuant to which such Fund is, among other things, guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and agreeing to provide equity financing to Parent in connection with the transactions contemplated hereby; and

                 WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

                                   Article 1.
                        Defined Terms and Interpretation

                 Section 1.1   Certain Definitions.

                 For purposes of this Agreement, the term:

                 "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

                 "Benefit Plan" shall mean any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, deferred compensation, bonus, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, insurance, vacation, paid time off, long term care, executive or other employee allowance program, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA.

                 "Blue Sky Laws" shall mean state securities or "blue sky" Laws.

                 "Business Day" shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or the State of Texas or is a day on which banking institutions located in the State of New York or the State of Texas are authorized or required by Law or other governmental action to close.

                 "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

                 "Company Benefit Plan" shall mean any Benefit Plan for the benefit or welfare of any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

                 "Company By-laws" shall mean the Amended and Restated Bylaws of the Company, effective as of May 18, 2005.

                 "Company Certificate" shall mean the Third Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on May 17, 2005.

                 "Company Common Stock" shall mean the Class A Common Stock of the Company, par value $.01 per share.

                 "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, that in no event shall any of the following be taken into account in determining whether a "Company Material Adverse Effect" has occurred or is likely or expected to occur: (a) any change in the Company's stock price or trading volume in and of itself; (b) the public announcement or the pendency of this Agreement or any of the transactions contemplated herein or any actions taken at the request or with the express consent of Parent, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any Company Subsidiary has any relationship; (c) any failure by the Company to meet any projections or forecasts for any period occurring on or after the date hereof, in and of itself; (d) changes generally affecting any segment of the industries in which the Company or the Company Subsidiaries operate; (e) changes generally affecting the economy or financial markets generally; (f) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; or (g) changes in Law or GAAP (or any interpretation thereof); provided, however, that the foregoing clauses (d), (e) and (f) shall not apply to the extent that the adverse effect upon the Company and the Company Subsidiaries is disproportionately greater to the Company and the Company Subsidiaries taken as a whole, relative to other companies (taking into account the relative size of their assets and businesses) engaged in the industries in which the Company or the Company Subsidiaries operate.

                 "Company Permits" shall mean all permits, licenses, authorizations, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications, consents and Orders of all Governmental Entities necessary to own, lease and operate the properties of the Company and/or the Company Subsidiaries and for the lawful conduct of their business as currently conducted.

                 "Continuing Employee" shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid) other than any Person covered by a collective bargaining or similar labor agreement.

                 "Contract" shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, guarantee, contract, agreement or other instrument or obligation.

                 "Environment" shall mean any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, and real property and the buildings, structures, improvements and fixtures thereon.

                 "Environmental Laws" shall mean any Law relating to: (a) the protection, remediation, preservation, reclamation or cleanup of the Environment; (b) the management, handling, use, storage, transportation, treatment, disposal, recycling or Release or threatened Release of any Hazardous Materials; or (c) the protection of human health and safety, including, without limitation, occupational health and safety and exposure of employees and other persons to any Hazardous Materials.

                 "Equity Interest" shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

                 "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "GAAP" shall mean generally accepted accounting principles as applied in the United States.

                 "Governmental Entity" shall mean any domestic, foreign, multinational, central, local or municipal governmental, administrative, judicial or regulatory authority.

                 "Group" shall have the meaning provided in Section 13(d) of the Exchange Act, except where the context otherwise requires.

                 "Guarantee" shall mean, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other liability of any other Person and (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor.

                 "Hazardous Materials" shall mean (i) any petroleum or any fraction thereof, petroleum products or byproducts, radioactive materials, asbestos or any asbestos-containing materials, polychlorinated biphenyls, (ii) any pollutant or contaminant, or (iii) any waste, material or substance defined as a "hazardous substance," "hazardous material," or "hazardous waste" or regulated or giving rise to liability under any Environmental Law.

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 "Indebtedness" of any Person shall mean (a) all obligations or indebtedness of such Person for or in respect of borrowed money or the deferred purchase price of property or services, including earn-outs but excluding trade payables on ordinary trade terms incurred in the ordinary course of business,
(b) all obligations or indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments, (c) reimbursement obligations with respect to all letters of credit, surety bonds and similar instruments issued for the account of such Person, (d) all payment obligations of such Person under any interest rate and currency protection agreement (including, without limitation, any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and other hedging and similar agreements (including breakage and associated fees), (e) all obligations of such Person under capital leases (computed in accordance with GAAP) and (f) all obligations in the nature of Guarantees of the obligations described in clauses (a) through
(e) above of any other Person, including principal, accrued interest, premium (if any), and prepayment penalties.

                 "Intellectual Property" shall mean, collectively, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered.

                 "Knowledge" shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit B.1 and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Exhibit B.2.

                 "Law" shall mean any foreign, multinational or domestic law, statute, code, ordinance, rule, regulation, or Order.

                 "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien (statutory or not), easement, right-of-way, encroachment, third-party right or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

                 "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                 "Multiple Employer Plan" shall mean any "multiple employer plan" within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code.

                 "NYSE" shall mean the New York Stock Exchange, Inc.

                 "Order" shall mean any order, judgment, writ, stipulation, award, injunction, decree, determination, requirement, arbitration award or finding of any Governmental Entity.

                 "Parent Group" shall mean Parent and its Affiliates.

                 "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, estate, unincorporated organization or other entity or organization.

                 "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, including the abandonment or discarding of barrels, containers and other receptacles.

                 "Representative" shall mean any of the Company Representatives or Parent Representatives.

                 "Sarbanes-Oxley Act" shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

                 "SEC" shall mean the United States Securities and Exchange Commission.

                 "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 "Superior Proposal" shall mean a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 50%) which the Company Board determines in good faith (after consultation with its financial advisors and legal counsel) (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable (in each case with respect to clauses (i) and (ii), taking into account, among other things, the Person or Group making such Takeover Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the Party invoking the condition and taking into account any revisions made or proposed in writing by Parent or Merger Sub prior to the time of determination) to the holders of Company Common Stock than the transactions provided for in this Agreement.

                 "Surviving Corporation Benefit Plan" shall mean any Benefit Plan for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their Subsidiaries.

                 "Takeover Proposal" shall mean any inquiry, proposal or offer relating to (i) the acquisition of more than twenty-five (25) percent of the outstanding shares of Company Common Stock and any other voting securities of the Company by any Third Party, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Third Party acquiring twenty-five (25) percent or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of Company Subsidiaries), (iii) any other transaction which would result in a Third Party acquiring twenty-five (25) percent or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of Company Subsidiaries), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Company Subsidiary or otherwise) or (iv) any combination of the foregoing.

                 "Tax Returns" shall mean any report or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes.

                 "Taxes" shall mean any and all taxes, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including those on or measured by or referred to as income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, transient, occupancy, accommodation, sales or hotel room taxes, value-added and provider taxes.

                 "Third Party" shall mean any Person or Group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

                 Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

                 "409A Authorities"                          Section 4.9.7
                  ----------------

                 "Agreement"                                 Recitals
                  ---------

                 "AJCA"                                      Section 4.9.7
                  ----

                 "Antitrust Division"                        Section 6.5.1
                  ------------------

                 "Bankruptcy and Equity Exception"           Section 4.3.1
                  -------------------------------

                 "Business Interruption Fee"                 Section 8.5
                  -------------------------

                 "Certificate of Merger"                     Section 2.3
                  ---------------------

                 "Certificates"                              Section 3.2.2
                  ------------

                 "Closing"                                   Section 2.2
                  -------

                 "Closing Date"                              Section 2.2
                  ------------

                 "Commitments"                               Section 5.6
                  -----------

                 "Company"                                   Preamble
                  -------

                 "Company Adverse Recommendation Change"     Section 6.4.2
                  -------------------------------------

                 "Company Board"                             Section 3.5.1
                  -------------

                 "Company Disclosure Schedule"               Article 4
                  ---------------------------

                 "Company Financial Advisors"                Section 4.17
                  --------------------------

                 "Company Financial Statements"              Section 4.6.2
                  ----------------------------

                 "Company Leased Premises"                   Section 4.16
                  -----------------------

                 "Company Material Contract"                 Section 4.10
                  -------------------------

                 "Company Options"                           Section 3.5.1
                  ---------------

                 "Company Owned Properties"                  Section 4.16
                  ------------------------

                 "Company Preferred Stock"                   Section 4.2.1
                  -----------------------

                 "Company Properties"                        Section 4.16
                  ------------------

                 "Company Recommendation"                    Section 4.17
                  ----------------------

                 "Company Representatives"                   Section 6.3.1
                  -----------------------

                 "Company SEC Filings"                       Section 4.6.1
                  -------------------

                 "Company Stock-Based Award"                 Section 3.5.1
                  -------------------------

                 "Company Stockholders' Meeting"             Section 6.2.3
                  -----------------------------

                 "Company Stock Plans"                       Section 3.5.1
                  -------------------

                 "Company Subsidiary"                        Section 4.1
                  ------------------

                 "Debt Commitment Letters"                   Section 5.6
                  -----------------------

                 "D&O Insurance"                             Section 6.9.3
                  -------------

                 "DGCL"                                      Recitals
                  ----

                 "Dissenting Shares"                         Section 3.1.1
                  -----------------

                 "Dissenting Stockholders"                   Section 3.1.1
                  -----------------------

                 "ECMR"                                      Section 6.5.1
                  ----

                 "Effective Time"                            Section 2.3
                  --------------

                 "Equity Commitment Letter"                  Recitals
                  ------------------------

                 "ERISA"                                     Section 4.9.2
                  -----

                 "ERISA Affiliate"                           Section 4.9.4
                  ---------------

                 "Exchange Fund"                             Section 3.2.1
                  -------------

                 "Executive Officer"                         Section 6.1(j)
                  -----------------

                 "Foreign Employees"                         Section 4.9.1
                  -----------------

                 "FTC"                                       Section 6.5.1
                  ---

                 "Indemnified Parties"                       Section 6.9.2
                  -------------------

                 "IRS"                                       Section 4.9.1
                  ---

                 "Limited Guarantee"                         Recitals
                  -----------------

                 "Merger"                                    Recitals
                  ------

                 "Merger Consideration"                      Section 3.1.1
                  --------------------

                 "Merger Sub"                                Preamble
                  ----------

                 "NDA"                                       Section 6.3.2
                  ---

                 "Nonqualified Deferred Compensation Plan"   Section 4.9.7
                  ---------------------------------------

                 "Option Payments"                           Section 3.5.1
                  ---------------

                 "Parent"                                    Preamble
                  ------

                 "Parent Disclosure Schedule"                Article 5
                  --------------------------

                 "Parent Representatives"                    Section 6.3.1
                  ----------------------

                 "Paying Agent"                              Section 3.2.1
                  ------------

                 "Permitted Liens"                           Section 4.16
                  ---------------

                 "Property Restrictions"                     Section 4.16
                  ---------------------

                 "Proxy Statement"                           Section 6.2.1
                  ---------------

                 "Purchaser Welfare Benefit Plan"            Section 6.8.4
                  ------------------------------

                 "Regulatory Approvals"                      Section 6.5.1
                  --------------------

                 "Required Information"                      Section 6.14
                  --------------------

                 "Solvency Opinion"                          Section 6.13
                  ----------------

                 "Solvent"                                   Section 5.10
                  -------

                 "Spinoff Agreement"                         Section 4.14.7
                  -----------------

                 "Stockholder Approval"                      Section 4.3.1
                  --------------------

                 "Surviving Corporation"                     Section 2.1
                  ---------------------

                 "Termination Date"                          Section 8.1(b)(ii)
                  ----------------

                 "Termination Fee"                           Section 8.4.1
                  ---------------

                 "WARN Act"                                  Section 4.9.9
                  --------

                 Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

                    (a) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

                    (b) references to any Person include references to such Person's successors and permitted assigns;

                    (c) words importing the singular include the plural and vice versa;

                    (d) words importing one gender include the other gender;

                    (e) references to the word "including" do not imply any limitation;

                    (f) references to months are to calendar months;

                    (g) the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

                    (h) references to "$" or "dollars" refer to U.S. dollars;

                    (i) to the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representatives have made such information or document available (or delivered or provided such information or document) to any of Parent, Merger Sub, or any Parent Representatives;

                    (j) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

                    (k) references to any specific provisions of any Law shall also be deemed to be references to any successor provisions or amendments thereof.

                                   Article 2.
                                   The Merger

                 Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                 Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on a day that is a Business Day (i) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 at 10:00 a.m., New York City time, no later than the third Business Day following the satisfaction of the conditions set forth in Article 7 (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions, which by their terms, are not capable of being satisfied until the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in
Article 7 as of any date, the Parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days' notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article 7 as of the date determined pursuant to this proviso); provided, further, that this Agreement may be terminated pursuant to and in accordance with Section 8.1 hereof such that the Parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred before such termination. The date upon which the Closing shall occur is referred to herein as the "Closing Date".

                 Section 2.3 Effective Time. The Parties shall cause a certificate of merger (the "Certificate of Merger") to be properly executed and filed in accordance with the DGCL and the terms of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified by the Parties as the Effective Time in the Certificate of Merger (the "Effective Time").

                 Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                 Section 2.5 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall, subject to Section 6.9 hereof, be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, attached as Exhibit C hereto, except that the name of the Surviving Corporation shall at the Effective Time be changed to the name of the Company.

                 Section 2.6 Directors and Officers. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   Article 3.
               Conversion of Securities; Exchange of Certificates

                 Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or its stockholders, the following shall occur.

                    Section 3.1.1 Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2 and any shares of Company Common Stock ("Dissenting Shares") which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Stockholders")), shall be converted, subject to
               Section 3.2.4, into the right to receive $32.75 in cash, payable to the holder thereof, without interest (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented such shares shall thereafter represent the right to receive the Merger Consideration therefor. Certificates previously representing shares of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates in accordance with the provisions of Section 3.2.

                    Section 3.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

                    Section 3.1.3 Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                    Section 3.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, provided, that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

                 Section 3.2   Exchange of Certificates.

                    Section 3.2.1 Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 3, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

                    Section 3.2.2 Exchange Procedures. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be subject to the consent of the Company prior to the Effective Time, such consent not to be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement (it being understood that any references herein to "Certificates" shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the "fair value" of the shares represented thereby as contemplated by Section 3.3.

                    Section 3.2.3 Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                    Section 3.2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

                    Section 3.2.5 No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                    Section 3.2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

                    Section 3.2.7 Withholding. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, holder of Company Options or holder of a Company Stock-Based Award such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, holder of Company Options or holder of a Company Stock-Based Award in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

                 Section 3.3 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the "fair value" of its Dissenting Shares, as provided in Section 262 of the DGCL, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenting Shares prior to the Effective Time. The Company shall give Parent notice thereof prior to the Effective Time and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to Section 3.1.

                 Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article 3) and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

                 Section 3.5   Company Options and Stock-Based Awards.

                    Section 3.5.1 Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) (the "Company Board") shall, in accordance with the terms of the applicable Company Benefit Plan and consistent with the requirements of Section 409A of the Code, take all actions necessary and appropriate to provide that, concurrent with the Effective Time: (i) each outstanding, unexpired and unexercised option to purchase Company Common Stock (the "Company Options") granted under the employee and director stock plans of the Company or under any individual consultant, employee or director agreement (the "Company Stock Plans"), whether or not then exercisable, conditioned or vested, shall fully vest and be deemed to be exercised and cancelled and each holder of a Company Option shall be entitled to receive at the Effective Time, in consideration of the deemed exercise and cancellation of such Company Option, a payment by the Surviving Corporation (or, at Parent's option, Parent) in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld), in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option (determined on the basis that such Company Option is fully vested and currently exercisable) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option (such amounts payable hereunder being referred to as the "Option Payments"); and (ii) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Stock Plans (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance shares and dividend equivalents), other than Company Options (each, a "Company Stock-Based Award"), whether or not then vested, shall fully vest and each beneficiary of a Company Stock-Based Award providing for such beneficiary to receive shares of Company Common Stock shall, in lieu thereof, be entitled to, and shall be paid pursuant to Section 3.2, the Merger Consideration pursuant to Section 3.1.1 of this Agreement in respect of such shares of Company Common Stock. At and after the Effective Time, each Company Option shall be cancelled and terminated and shall only entitle such holder to payment of the Option Payment as described in this Section 3.5.

                                   Article 4.
                  Representations and Warranties of the Company

                 Subject to (i) any information contained, or incorporated by reference, in any of the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2006, each as filed prior to the date hereof, other than information in the "Risk Factors" section of such Company SEC Filings and any other disclosures included in such filings that are predictive or forward-looking in nature (provided, that the exception under this clause (i) shall not apply to the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.6 and 4.18) and to (ii) such exceptions as are disclosed in the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (a) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall apply to the indicated Section of this Agreement and any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other Section of this Agreement, and (b) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality" or "Company Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

                 Section 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a "Company Subsidiary") has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. The Company and each Company Subsidiary has the requisite power and authority and all governmental approvals and Company Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such government approvals, the absence of which, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each material Company Subsidiary, and all amendments thereto, as currently in effect.

                 Section 4.2   Capitalization; Subsidiaries.

                    Section 4.2.1 The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of November 30, 2006, there were (a) 132,904,449 shares of Company Common Stock (other than treasury shares) issued and outstanding, of which 2,121,871 are restricted pursuant to their issuance as Company Stock-Based Awards, (b) 13,027,225 shares of Company Common Stock held in the treasury of the Company, (c) 16,942,258 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (d) 967,147 shares of Company Common Stock issuable pursuant to Company Stock-Based Awards and (e) no shares of Company Preferred Stock issued and outstanding. Section 4.2.1 of the Company Disclosure Schedule sets forth as of November 30, 2006, a list of the holders of Company Options and/or Company Stock-Based Awards, including (to the extent applicable) the date on which each such Company Option or Company Stock-Based Award was granted and the fair market value of the Company's stock on such date, the number of shares of Company Common Stock subject to such Company Option or Company Stock-Based Award, the expiration date of such Company Option or Company Stock-Based Award, the price at which such Company Option or Company Stock-Based Award may be exercised under an applicable Company Stock Plan and the vesting schedule/status of each such Company Option or Company Stock-Based Award.

                    Section 4.2.2 All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2.1, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Section 4.2.1, there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company. Except as set forth in Section 4.2.1, since November 30, 2006 through the date hereof, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company.

                    Section 4.2.3 Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all claims, liens and encumbrances. Except as set forth in Section 4.2.1, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. Section 4.2.3 of the Company Disclosure Schedule sets forth all material Equity Interests owned, directly or indirectly, by the Company and the Company Subsidiaries in any Person other than a Company Subsidiary.

                 Section 4.3   Authority.

                    Section 4.3.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt this Agreement and approve the transactions provided for herein (the "Stockholder Approval"). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

                    Section 4.3.2 The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Company Board.

                 Section 4.4   No Conflict; Required Filings and Consents.

                    Section 4.4.1 The execution, delivery and performance by the Company of this Agreement does not (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

                    Section 4.4.2 The execution, delivery and performance of this Agreement by the Company does not require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of the NYSE, the HSR Act, ECMR, or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL or (iii) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (a) prevent or materially delay the consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under the Agreement or (c) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                 Section 4.5 Compliance with Laws. Except (i) with respect to Tax matters (which are addressed in Section 4.14), Intellectual Property (which is addressed in Section 4.13), environmental matters (which are addressed in
Section 4.12), benefits and employee matters (which are addressed in Section 4.9) and (ii) for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary holds all Company Permits necessary for the lawful conduct of its business or ownership, use, occupancy and operation of its assets and properties, (b) the Company and each Company Subsidiary is in compliance, in all respects, with the terms of such Company Permits, except for such matters for which the Company or Company Subsidiary has received written notice from a Governmental Entity, which notice asserts a lack of compliance with a particular Company Permit, but which permits the Company or Company Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice and which cure is being undertaken by the Company or Company Subsidiary, and (c) none of the businesses of the Company or any Company Subsidiary is being conducted in violation of, any Law applicable to the Company or such Company Subsidiary or by which any property or asset of the Company or such Company Subsidiary is bound, except where such violation is subject to a cure within a reasonable period of time by the Company or Company Subsidiary, which cure is being undertaken by the Company or Company Subsidiary.

                 Section 4.6   SEC Filings; Financial Statements.

                    Section 4.6.1 Company SEC Filings. The Company has timely filed or furnished to or with the SEC all forms, reports, statements, certification and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2005 (collectively, the "Company SEC Filings"). Each Company SEC Filing, including any information incorporated by reference therein, (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be and (ii) did not, at the time it was filed (or, if amended, at the time of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not

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

               misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Filing. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2005. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Filing. To the Knowledge of the Company, none of the Company SEC Filing is the subject of ongoing SEC review or outstanding SEC comments.

                    Section 4.6.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings (collectively, the "Company Financial Statements") was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated income, shareholders equity, results of operations and changes to consolidated financial position or cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect). All of the Company Subsidiaries are consolidated with the Company for accounting purposes.

                    Section 4.6.3 Availability of Cash. Other than temporary restrictions on repatriation imposed by applicable Law or obligations in connection with Indebtedness, to the Knowledge of the Company, there is no restriction that would materially impair the Company's ability to use its cash for payment of the Merger Consideration at the time of Closing.

                    Section 4.6.4 No Undisclosed Liabilities. None of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (ii) that were incurred under this Agreement or in connection with the transactions contemplated hereby and consistent with Section 6.1 or (iii) that were disclosed or reserved against in the Company Financial Statements.

                    Section 4.6.5 Internal Controls. Since January 1, 2004, the Company's principal executive officer and its principal financial officer have disclosed to the Company's auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls and the Company has provided to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

                    Section 4.6.6 Since December 31, 2003, (i) neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls and
               (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported to the Company Board or any committee thereof evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

                 Section 4.7 Affiliate Transactions. To the Knowledge of the Company, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company SEC Filings.

                 Section 4.8 Absence of Certain Changes or Events. Except in connection with the transactions contemplated hereby, since December 31, 2005 and prior to the date hereof, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice. Since December 31, 2005, there has not been any (i) Company Material Adverse Effect, and there has not been any change, condition, event or development that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change in accounting methods, principles or practices affecting the Company or any Company Subsidiary, except as required or permitted by GAAP, (iii) material change to any material Tax election of the Company or any Company Subsidiary effective after December 31, 2005, or settlement of any Tax liability of the Company or any Company Subsidiary that resulted in a payment in excess of $5,000,000, (iv) material damage, destruction or other casualty loss with respect to any material asset or property owned by the Company or any Company Subsidiary, which is not covered by insurance and that has resulted in damages or losses in excess of $1,000,000 in the aggregate, (v) issuance, reclassification, combination, split, reverse split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the Company's capital stock or other Equity Interests, except pursuant to the exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights, (vi) declaration, set aside, creation or payment of any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the Company's capital stock (other than ordinary course dividends consistent with the Company's past practice and other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary), (vii) acquisition of (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or investment in, any interest in any Person or any division thereof or any assets thereof, outside of the ordinary course of business consistent with past practice, (viii) adoption or amendment of any material Company Benefit Plan or Company Stock-Based Award,
(ix) amendment to or change of the Company Certificate, the Company By-laws or equivalent organizational document of any material Company Subsidiary, (x) incurrence of Indebtedness or issuance of any debt security or Guarantee, in each case, outside the ordinary course of business consistent with past practice, (xi) payment, discharge, settlement or satisfaction of any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) outside the ordinary course of business consistent with past practice or (xii) adoption or entrance into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary.

                 Section 4.9   Benefit Plans; Employees and Employment
Practices.

                    Section 4.9.1 Section 4.9.1 of the Company Disclosure Schedule contains a true, correct and complete list of each material Company Benefit Plan maintained or contributed to by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is obligated to contribute, other than any Company Benefit Plan that is maintained on behalf of employees outside of the United States (such employees, "Foreign Employees"). The Company has made available to Parent or its agents or representatives copies of (i) each material Company Benefit Plan, (ii) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including all schedules thereto (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required and
               (iv) the most recent determination letter issued by the U.S. Internal Revenue Service ("IRS") with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

                    Section 4.9.2 Except for such exceptions that, individually or in the aggregate, would not reasonably expected to have a Company Material Adverse Effect, each Company Benefit Plan is operated in compliance with its terms and any applicable Laws, including without limitation the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and/or the Code, and there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company or any Company Subsidiary, threatened or anticipated with respect to any Company Benefit

               Plan or against the assets of such Company Benefit Plan. No Company Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor, to the Knowledge of the Company or any Company Subsidiary, is any such audit or investigation pending or threatened.

                    Section 4.9.3 Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company's Knowledge, no fact or event has occurred since the date of such determination letter that has or could materially adversely affect the qualified status of any such Company Benefit Plan.

                    Section 4.9.4 Neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") maintains or contributes to, is obligated to maintain or contribute to, or has maintained or contributed to, any Multiemployer Plan, Multiple Employer Plan or any "defined benefit plan" (as defined in Section 3(35) of ERISA) subject to
               Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. No notice of a "reportable event," within the meaning of
               Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Benefit Plan within the past 36 months, nor will any such notice be required to be filed as a result of the transactions contemplated by this Agreement. No Company Benefit Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

                    Section 4.9.5 No material deduction for federal income Tax purposes has been or is expected by the Company or any Company Subsidiary to be disallowed for remuneration paid by the Company or any Company Subsidiary by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

                    Section 4.9.6 Except as set forth in Section 4.9.6 of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, officer, employee or independent contractor of the Company or any Company Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.

                    Section 4.9.7 Each material Company Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of
               Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the "409A

               Authorities"). No material Company Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the "AJCA"), has been "materially modified" within the meaning of
               Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

                    Section 4.9.8 Neither the Company nor Company Subsidiary is a party to any collective bargaining or other labor contracts and no collective bargaining agreement or other labor contract is being negotiated by the Company or any Company Subsidiary. There is no pending, nor, to the Knowledge of the Company or any Company Subsidiary, threatened, labor dispute, strike, lockout or work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect. There is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity, except where such unfair labor practice, charge or complaint, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect.

                    Section 4.9.9 None of the Company nor any Company Subsidiary has, within the last three years, effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries. None of the Company nor any Company Subsidiary has laid off any employees in the ninety (90) calendar days prior to the date hereof.

                 Section 4.10   Contracts; Indebtedness

                    Section 4.10.1   Except as disclosed in Section 4.9, Section
               4.10.1 or Section 4.16.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any Contract which (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) would prohibit or materially delay the consummation of the Merger, (iii) contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any line of business or to compete with any Person or operate at any location, (iv) involves a joint venture, partnership, or similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole, (v) with respect to any acquisition that is pending or pursuant to which the Company or any Company Subsidiary has continuing indemnification, "earn-out" or other contingent payment obligations, in each case that could result in payments in excess of $5,000,000, or (vi) provides for any material standstill arrangements that restrict the Company or the Company Subsidiaries from acquiring Equity Interests of any third Person. Each Contract of the type described in this Sections 4.10.1 or 4.10.2, whether or not set forth in Sections
               4.10.1 or 4.10.2 of the Company Disclosure Schedule (including Contracts which would be required to be set forth in Sections
               4.10.1 or 4.10.2 of the Company Disclosure Schedule if such Contracts were not filed as exhibits to, or otherwise included in, the Company SEC Filings), is referred to herein as a "Company Material Contract." Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Company's Knowledge, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Company's Knowledge, no counterparty, is in breach or violation of, or default under, any Company Material Contract, (iv) none of the Company or any Company Subsidiary has received any claim of default under any Company Material Contract, (v) to the Company's Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date hereof, true and correct copies of all Company Material Contracts are either publicly filed with the SEC or the Company has made available to Parent copies of such contracts, in each case, subject to redactions due to confidentiality requirements thereunder and requests by the counterparties to such Company Material Contracts for confidential treatment.

                    Section 4.10.2 Section 4.10.2 of the Company Disclosure Schedule sets forth (i) a list of any agreement, instrument or other obligation pursuant to which any Indebtedness of the Company or any Company Subsidiary in excess of $5,000,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of any agreements that relate to Guarantees by the Company or any Company Subsidiary of Indebtedness of any other Person in excess of $5,000,000.

                 Section 4.11 Litigation. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (i) there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (ii) none of the Company or any of the Company Subsidiaries is subject to any outstanding Order. To the Knowledge of the Company, no officer or director of the Company or the Company Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.

                 Section 4.12 Environmental Matters. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and each Company Subsidiary is, and the Company and, to the Knowledge of the Company, each Company Subsidiary, for the past five years has been in compliance with all applicable Environmental Laws,
(ii) the Company and each Company Subsidiary possess all Company Permits that are required under Environmental Laws to conduct the business of the Company and each Company Subsidiary as it is currently conducted, (iii) there has been no Release of any Hazardous Material into the Environment by the Company or any Company Subsidiary or in connection with their current or former properties or operations, (iv) there are no circumstances or conditions present at the current or former properties or operations of the Company or any Company Subsidiary or at any other location that are expected to give rise to liabilities to the Company or any Subsidiary under any Environmental Law; (v) there has been no exposure of any person to any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of the Company and or any Company Subsidiary, (v) none of the Company or any Company Subsidiary is subject to any orders, decrees or injunctions imposing obligations under any Environmental Law or is subject to any indemnity agreement or other contractual agreement imposing liability for obligations of, or costs incurred by, any third party pursuant to any Environmental Law; and (vi) none of the Company or any Company Subsidiary has received any written claim or notice from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or is potentially liable under, any Environmental Law.

                 Section 4.13 Intellectual Property. Section 4.13 of the Company Disclosure Schedule sets forth a list of all (a) issued patents and pending patent applications, (b) trademark and service mark registrations and applications for registration thereof, (c) copyright registrations and applications for registration thereof, and (d) internet domain name registrations, in each case that are owned by the Company or a Company Subsidiary, including for each item listed in (a) through (c), as applicable, the owner, the jurisdiction, the serial/application number, the patent or registration number, the filing date, and the issuance or registration date, and for each item listed in (d), the registrant, the registrar, and the expiration date. Except as set forth in Section 4.13 of the Company Disclosure Schedule, the foregoing registrations and applications that are material to and currently used in the businesses of the Company and the Company Subsidiaries are, in the case of registrations, in effect and subsisting, and in the case of applications, pending, and the Company and the Company Subsidiaries have not received written notice of any action that challenges the validity or registration of any such registration or application. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) during the past two years, none of the Company or any Company Subsidiary has received written notice of any claim that it is infringing or misappropriating any Intellectual Property right of any Third Party in connection with the operation of their business and (iii) to the Company's Knowledge, no Third Party is currently infringing or misappropriating any material Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are using commercially reasonable efforts to maintain and protect each material item of Intellectual Property that they own. The Company and the Company Subsidiaries' use and dissemination of data and information concerning users of their web sites (i) are in material compliance with their applicable privacy policies and terms of use and (ii) employ commercially reasonable efforts consistent with standard industry practice to protect personally identifiable information provided by their customers and website users from unauthorized disclosure or use. Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) use commercially reasonable efforts, consistent with their internal policies and procedures, to maintain the security of their material information technology systems, websites, databases and networks and the material information transmitted thereby or stored therein and there is no action, suit, claim or proceeding pending against them regarding the foregoing and (ii) have received no complaints in writing during the two years prior to the date of this Agreement relating thereto. Except as would not have a Company Material Adverse Effect, employees who materially contributed to the creation or invention of material Intellectual Property in which the Company or any Company Subsidiary assert ownership have assigned to the Company or to the relevant Company Subsidiary all of their rights therein that did not initially vest in the Company or such Company Subsidiary by operation of law.

                 Section 4.14 Taxes. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse
Effect:

                    Section 4.14.1 All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all respects.

                    Section 4.14.2 All Taxes of the Company and each Company Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings. As of December 31, 2005, the accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company SEC Filings were complete and adequate to cover any material liabilities for Taxes that are not yet due and payable or are being contested.

                    Section 4.14.3 As of the date of this Agreement, no deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any taxing authority, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes. To the Knowledge of the Company, as of the date of this Agreement, none of the Tax Returns of the Company or any Company Subsidiary is currently being examined by the IRS or relevant state, local or foreign taxing authorities.

                    Section 4.14.4 The Company and each Company Subsidiary has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid or reported. The Company and the Company Subsidiaries have complied with all information reporting and backup withholding obligations with respect to all such payments, and the Company and the Company Subsidiaries have collected all Tax forms that are required to be collected under all applicable foreign, federal, state and local Tax laws.

                    Section 4.14.5 There are no liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.

                    Section 4.14.6 Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

                    Section 4.14.7 The Company and the Company Subsidiaries have complied in all respects with (i) the Agreement on Spinoff Taxes, dated as of March 15, 2000, entered into by and between AMR Corporation and the Company, including all amendments thereto (the "Spinoff Agreement") and (ii) the representation letter delivered by the Company to AMR Corporation in respect of the Spinoff Agreement.

                    Section 4.14.8 There are no circumstances in existence under which the Company or any Company Subsidiary is required to make a payment in respect of Taxes under the Spinoff Agreement or the R&E Credit Carryover Tax Sharing Agreement, including any amendments thereto.

                    Section 4.14.9 Neither the Company nor any of the Company Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, pursuant to any contractual obligation (other than pursuant to customary commercial contracts not primarily related to Taxes) or otherwise for any Taxes of any other Person, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

                    Section 4.14.10 Neither the Company nor the Company Subsidiaries has participated in a listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2).

                 Section 4.15 Insurance. Section 4.15 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any Company Subsidiary which policies have been issued by insurers, which are reputable and financially sound and provide valid and effective coverage for the operations conducted by the Company and the Company Subsidiaries of a scope and coverage consistent with customary industry practice.

                 Section 4.16 Real Estate. Section 4.16(a) of the Company Disclosure Schedule identifies all real property owned by the Company or the Company Subsidiaries (the "Company Owned Properties"), and Section 4.16(b) of the Company Disclosure Schedule identifies all material real property leased by the Company or the Company Subsidiaries as lessee or sublessee (the "Company Leased Premises", and together with the Company Owned Properties, the "Company Properties"). The Company Leased Premises are leased to the Company or a Company Subsidiary pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns fee simple title to each of the Company Owned Properties or has a valid leasehold interest in each of the Company Leased Properties free and clear of any rights of way, easements, encumbrances, written agreements or reservations of an interest in title (collectively, "Property Restrictions"), and other Liens, except for the following (collectively, the "Permitted Liens"): (i) Property Restrictions imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (ii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent), (iii) mechanics', carriers', workmen's, repairmen's and similar Liens, incurred in the ordinary course of business and which (a) are not yet due and payable, (b) are duly budgeted to be paid and (c) do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, (iv) Liens for Taxes that are not yet due and payable, and (v) any current Liens for Indebtedness related to the Company Properties set forth on Section 4.16 of the Company Disclosure Schedule. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, the Company Properties and the business conducted thereon comply in all material respects with the terms of the applicable leases and applicable Laws. To the Company's Knowledge, the leases in respect of the Company Leased Premises are in full force and effect and neither the Company nor any Company Subsidiary is in default thereunder and to the Company's Knowledge, there is no material default by any of the landlords thereunder. None of the Leases in respect of the Company Leased Premises requires the consent of the landlord thereunder to the transactions contemplated by this Agreement, except as would not have a Company Material Adverse Effect.

                 Section 4.17 Board Approval. On or prior to the date of this Agreement, the Company Board has (i) received from each of Goldman, Sachs & Co., Morgan Stanley & Co., Incorporated and Bear, Stearns & Co. Inc. (together, the "Company Financial Advisors"), its opinion, subject to the limitations, qualifications and assumptions set forth therein, that the Merger Consideration to be received by the holders of Company Common Stock is fair from a financial point of view to the holders of Company Common Stock, (ii) determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and (iii) adopted resolutions (a) approving this Agreement, (b) declaring this Agreement and the Merger advisable and (c) recommending to the holders of Company Common Stock that they vote in favor of adopting this Agreement in accordance with the terms hereof (the "Company Recommendation").

                 Section 4.18 Brokers. Other than the Company Financial Advisors, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

                                   Article 5.
             Representations and Warranties of Parent and Merger Sub

                 Subject to such exceptions as are disclosed in the disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (a) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall apply to the indicated Section of this Agreement and any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other Section of this Agreement, and (b) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially" or "materiality" or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

                 Section 5.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, together with all amendments thereto, as currently in effect.

                 Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent's stockholders are necessary to authorize this Agreement or to consummate the transactions provided for herein. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company and the other Parties, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                 Section 5.3   No Conflict; Required Filings and Consents.

                    Section 5.3.1 The execution, delivery and performance by Parent and Merger Sub of this Agreement do not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 4.4.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to any member of the Parent Group or by which any property or asset of any member of the Parent Group is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract.

                    Section 5.3.2 The execution, delivery and performance by Parent and Merger Sub of this Agreement do not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except
               (i) under the Exchange Act, any applicable Blue Sky Laws, the rules and regulations of the NYSE, the HSR Act, ECMR or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, and (iii) as would not prevent or materially delay the consummation of the transactions contemplated hereby.

                 Section 5.4 Litigation. There is no material suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. There is no suit, claim, action, proceeding, arbitration or investigation pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or which seeks damages in connection therewith and no injunction has been entered or issued with respect to the transactions provided for herein.

                 Section 5.5 Ownership of Merger Sub; No Prior Activities. Parent owns 100% of the issued and outstanding capital stock of Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

                 Section 5.6 Financing. Parent has delivered to the Company true, complete and correct signed counterpart(s) of (i) the Equity Commitment Letter, (ii) the Limited Guarantee and (iii) the debt commitment letter(s), and any related fee letter(s) or any provisions relating to "market flex" in such fee letter(s), dated as of the date hereof, by and among Sovereign Holdings, Inc., Deutsche Bank AG New York Branch; Deutsche Bank AG Cayman Islands Branch; Deutsche Bank Securities, Inc.; Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided, the debt financing set forth therein in connection with the transactions provided for herein to Parent (as the same may be amended pursuant to Section 6.14 the "Debt Commitment Letters" and, together with the Equity Commitment Letter and the Limited Guarantee, the "Commitments"). As of the date hereof, except as permitted by Section 6.14, none of the Commitments has been amended and such Commitments are (solely to the Knowledge of Parent and Merger Sub, in the case of the Debt Commitment Letters) in full force and effect. The Commitments are subject to no contingencies or conditions other than those set forth in the copies thereof delivered to the Company. No event has occurred (solely to the Knowledge of Parent and Merger Sub in the case of the Debt Commitment Letters) which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitments. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of Closing that is required to be satisfied by it as a condition of the Commitments or that the financing contemplated by the Commitments will not be made available to Parent on the Closing Date. Parent has fully paid any and all commitment fees and other fees required by the Commitments to be paid as of the date hereof. Subject to the terms and conditions of the Commitments and this Agreement, the Commitments together with cash on hand of the Company on the Closing Date would provide Parent with financing at the Effective Time sufficient to (i) consummate the Merger upon the terms contemplated by this Agreement, (ii) effect any other repayment or refinancing of debt contemplated in connection with the Merger or the Commitments and (iii) pay all related fees and expenses.

                 Section 5.7 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve the Merger.

                 Section 5.8 Brokers. No broker, finder, financial advisor, investment banker or other Person (other than Deutsche Bank Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated), the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

                 Section 5.9 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

                 Section 5.10 Solvency of the Surviving Corporation. As of the Effective Time, assuming satisfaction of the conditions to Parent's obligation to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, and actions taken in connection with the financing of these transactions, the Surviving Corporation shall be Solvent. For purposes of this Agreement, the Surviving Corporation shall be deemed "Solvent" so long as, as of the Effective Time: (i) each of the Surviving Corporation and its Subsidiaries will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of each of the Surviving Corporation and its Subsidiaries will exceed the amount that will be required to pay their liabilities (including the amount necessary to provide for contingent liabilities) and their respective debts as they become absolute and mature,
(iii) the assets of each of the Surviving Corporation and its Subsidiaries, in each case at a fair valuation, will exceed their respective debts (including the amount necessary to provide for contingent liabilities) and (iv) each of the Surviving Corporation and its Subsidiaries will not have unreasonably small capital to carry on their respective business, either (a) as presently conducted or (b) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

                                   Article 6.
                                    Covenants

                 Section 6.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Schedule, as required by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice and
(ii) endeavor to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in
Section 6.1 of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

                    (a) amend or otherwise change the Company Certificate, the
               Company By-laws or equivalent organizational documents;

                    (b) issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company or any Equity Interest in any Company Subsidiary or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the capital stock of the Company or any Equity Interest in any Company Subsidiary (other than pursuant to the exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights and other contractual rights existing on the date hereof);

                    (c) declare, set aside, make or pay any dividend or other
               distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary), other than ordinary course dividends in amounts and at times consistent with the Company's past practice, not to exceed $0.18 per share per full fiscal quarter, or enter into any agreement with respect to the voting of its capital stock;

                    (d) reclassify, combine, split, subdivide or redeem,
               purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except pursuant to the exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof;

                    (e) acquire (including, without limitation, by merger,
               consolidation, or acquisition of stock or assets) or make any investment in any interest in any Person or any division thereof or any assets thereof, except any such acquisitions or investments that are for consideration not in excess of $5,000,000 in the aggregate;

                    (f) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for
               (i) Indebtedness incurred under the Company's existing credit facilities or renewals or any refinancing thereof, (ii) Indebtedness owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary, (iii) Indebtedness incurred in the ordinary course to refinance any existing Indebtedness, after consultation with Parent, in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing Indebtedness and repayable within 180 days, and (iv) with respect to capital expenditures permitted pursuant to Section 6.1(i);

                    (g) grant any Lien in any of its material assets to secure any Indebtedness for borrowed money, except in connection with Indebtedness permitted under Section 6.1(f) or Section 6.1(h);

                    (h) except as otherwise permitted pursuant to Section
               6.1(e), authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $30,000,000 per fiscal quarter in 2007 for the Company and the Subsidiaries taken as a whole, or which would exceed the Company's existing plan for annual capital expenditures for 2006;

                    (i) enter into any new line of business outside of its
               existing business segments;

                    (j) make any deposits or contributions of cash or other
               property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Company Benefit Plans or agreements subject to the Company Benefit Plans or any other plan, agreement, contract or arrangement of the Company or any Company Subsidiary, or adopt, enter into, terminate, modify or amend any Company Benefit Plan, increase in any manner the compensation or benefits of any director, officer, employee or independent contractor of the Company or pay any benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law, including Section 409A of the Code, (ii) to address the requirements of written Contracts the Company or any Company Subsidiary has entered into prior to the date hereof, and listed in the Company Disclosure Schedule, (iii) in connection with entering into or extending any employment or other compensatory agreements in the ordinary course of business and consistent with past practice with any individuals, other than
               (A) any individual who is or will become an officer at or above the level of a senior vice president (an "Executive Officer") or
               (B) directors of the Company or any Company Subsidiary, (iv) general salary increases in the ordinary course of business and consistent with past practice, other than to an Executive Officer or a director of the Company or any Company Subsidiary or (v) as contemplated pursuant to Section 6.8.1;

                    (k) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business in accordance with past practice that involve the payment of monetary damages not in excess of $2,000,000 individually or $6,000,000 in the aggregate (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations, which payment, discharge, settlement or satisfaction have been (x) disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings filed prior to the date hereof (to the extent such settlements do not exceed amounts reserved for such claims in the Financial Statements)or contemplated by documents made available to Parent prior to the date hereof or (y) incurred since the date of such financial statements in the ordinary course of business;

                    (l) except as otherwise contemplated by this Agreement,
               including Section 6.4, or as otherwise required by Law or Governmental Entity, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

                    (m) enter into any agreement or understanding or arrangement with respect to the voting or registration of Equity Interests of the Company or any Company Subsidiary;

                    (n) renew or enter into any non-compete, exclusivity,
               non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or the Company Subsidiaries;

                    (o) enter into, amend, waive any right under, or terminate
               (other than expirations in accordance with their terms) any Company Material Contract (other than immaterial or administrative amendments or amendments or waivers favorable to the Company) or any material transaction with any Affiliate of the Company;

                    (p) knowingly commit or agree to take any of the foregoing actions or any action which would result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

                    (q) except as permitted pursuant to Sections 6.1(b) or
               6.1(k), agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses;

                    (r) make or forgive any loans to employees, officers or
               directors or any of their respective Affiliates or family members;

                    (s) terminate any officer or director or terminate any
               employee with an employment agreement with the Company or any Company Subsidiary in violation of such employment agreement;

                    (t) enter into, amend, or extend any collective bargaining or other labor agreement;

                    (u) make or change any material Tax election or tax
               accounting method;

                    (v) sell, lease or dispose of any of its properties or
               assets for consideration in excess of $3,000,000 (without giving effect to any purchase price adjustment in connection therewith), other than (A) pursuant to Contracts in force on the date of this Agreement, (B) dispositions of obsolete assets or (C) transfers among the Company and the Company Subsidiaries so long as such transfers have a valid business purpose;

                    (w) enter into any leases for real property or purchase any real property or amend or terminate any existing lease for real property (except that the Company and the Company Subsidiary, as applicable, may exercise any option to extend the term of a lease related to Company Leased Premises pursuant to its terms);

                    (x) make any loans or advances to any Person other than a
               Company Subsidiary;

                    (y) convene any regular meeting (or any adjournment thereof)
               of the stockholders of the Company other than the regular annual meeting or any special meeting in connection with the Stockholder Approval; or

                    (z) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries as in effect.

                 Section 6.2   Proxy Statement; Company Stockholders' Meeting.

                    Section 6.2.1 Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as practicable (and in any event within 30 days) after the date hereof, the Company shall prepare and file with the SEC a proxy statement relating to the Company Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"). The Company, after consultation with Parent, will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Company Common Stock. Subject to and without limiting the rights of the Company Board pursuant to
               Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

                    Section 6.2.2 Information Supplied. None of the information supplied or to be supplied by Parent, the Company or any of their respective Affiliates, directors, officers, employees, agents or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent, Merger Sub or the Company are responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    Section 6.2.3 Stockholders' Meeting. Subject to Section 6.4, the Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Stockholder Approval.

                    Section 6.2.4 No Restriction. Nothing in this Section 6.2 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 6.4 or are required to take under applicable Law. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or the Company Subsidiaries' operations prior to the Effective Time.

                 Section 6.3   Access to Information; Confidentiality.

                    Section 6.3.1 Access to Information. Subject to Section 6.3.2, from the date of this Agreement to the Effective Time, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, "Company Representatives") to: (i) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, "Parent Representatives") access at reasonable times during normal business hours, upon reasonable prior notice to a Company Representative designated in Exhibit D hereto, to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request. Subject to Section 6.3.2, from the date of this Agreement to the Effective Time, Parent shall, and shall instruct

               Merger Sub and the Parent Representatives to, (i) provide the Company and the Company Representatives access at reasonable times during normal business hours, upon prior notice, to the officers, employees, agents, properties, offices and other facilities of Parent and Merger Sub and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Parent and Merger Sub as the Company or the Company Representatives may reasonably request for the purpose of confirming that Parent is in compliance with its obligations under Section 6.5 and confirming satisfaction of the condition contained in Section 7.3.2.

                    Section 6.3.2 Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3.1, the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure and Standstill Agreement, dated as of October 11, 2006, between the Company and Silver Lake Management Company, L.L.C. and the Non-Disclosure and Standstill Agreement, dated as of October 13, 2006, between the Company and Tarrant Partners, L.P. and Newbridge Capital LLC (together, as such agreements may be amended from time to time, the "NDA") or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3, it being understood and agreed by the Parties that, notwithstanding Section 6.3.1, (i) the Company, the Company Subsidiaries and the Company Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party to the NDA or any similar agreement with respect to such information, (ii) Section 6.3.1 shall not require the Company to take or allow actions that would unreasonably interfere with the Company's or any Company Subsidiary's operation of its business and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or any Company Subsidiary is party, or violate any applicable Law, or where such access to information may involve the waiver of a disclosure of privilege or otherwise be materially adverse to the interests of the Company or any Company Subsidiary.

                 Section 6.4   No Solicitation of Transactions.

                    Section 6.4.1 The Company shall, and shall cause each Company Subsidiary, and shall use commercially reasonable efforts to cause the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and the Parent Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary and shall use commercially reasonable efforts to cause the Company Representatives not to,
               (i) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (ii) enter into any agreement or agreement in principle with respect to a Takeover Proposal or
               (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that was not solicited in violation of this Agreement by the

               Company, a Company Subsidiary or a Company Representative, after the date hereof and that the Company Board determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may, subject to compliance with
               Section 6.4.2, (x) furnish information and/or draft agreements with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement; provided, that all such information and a summary of the material terms of any such draft agreements have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.

                    Section 6.4.2   Notwithstanding any provision of this
               Section 6.4 and Section 6.2 to the contrary, the Company Board may (i) withdraw (or not continue to make) or modify in a manner adverse to Parent the Company Recommendation, (ii) approve or recommend a Superior Proposal (any action described in the foregoing clause (i) or this clause (ii), a "Company Adverse Recommendation Change"), and/or (iii) enter into an agreement regarding a Superior Proposal if (x) in the case of an action described in any such clause above, the Company Board has determined in good faith that the failure to take such action is likely to be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (y) in the case of an action described in clause (ii) or clause (iii) above, (A) the Company has given Parent five (5) Business Days' prior written notice of its intention to take such action and (B) the Company Board shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect, and
               (z) in the case of an action described in clause (iii) above, (A) the Company has complied in all material respects with its obligations under this Section 6.4 and (B) the Company shall have terminated this Agreement in accordance with the provisions of
               Section 8.1(c)(ii) hereof and (provided, that neither of Parent nor Merger Sub is in material default hereunder) the Company shall pay Parent the Termination Fee in accordance with Section 8.4.

                    Section 6.4.3 The Company shall promptly advise Parent orally and in writing of the Company's receipt of any request for information or any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal. Promptly upon determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.

                    Section 6.4.4 Notwithstanding anything to the contrary contained herein, nothing in this Section 6.4 shall prohibit or restrict the Company or the Company Board from (i) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or
               (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.4.4 affect the obligations of the Company specified in Section 6.4.2.

                 Section 6.5   Best Efforts.

                    Section 6.5.1 Subject to the terms and conditions of this Agreement, including Section 6.4, each of the Parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement, including, but not limited to, (i) preparing and filing as soon as practicable (but in no event later than ten (10) Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, any Third Party or Governmental Entity relating to antitrust, competition, trade or other regulatory matters (collectively, "Regulatory Approvals"), including (a) filings pursuant to the HSR Act, with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division") (b) filings pursuant to Council Regulation
               (EC) No. 139/2004, as amended ("ECMR"), with the European Commission ("EC") and (c) the preparation and filing, as soon as practicable, of any form or report required by any other Governmental Entity relating to any Regulatory Approval, (ii) causing the satisfaction of all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)), (iii) defending all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order, (iv) seeking to have lifted or rescinded any injunction or restraining order or other Order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order.

                    Section 6.5.2 At the request of Parent (which request, subject to Section 6.5.1, may be based on Parent's sole discretion), the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, properties or services of the Company or any of the Company Subsidiaries; provided, that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated by this Agreement.

                    Section 6.5.3 Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental

               Entity in connection with the transactions provided for in this Agreement. Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger.

                    Section 6.5.4   Each Party shall (i) subject to Section
               6.5.5 below, respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General, the EC or other Governmental Entity in connection with Regulatory Approvals and antitrust matters, (ii) not extend any waiting period under the HSR Act or ECMR (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed) and (iii) not enter into any agreement with the FTC, the Antitrust Division or the EC not to consummate the Merger and the transactions contemplated by this Agreement.

                    Section 6.5.5 In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (a) promptly notify the other Parties of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General, the EC or any other Governmental Entity, including regulatory authorities, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing; (b) not agree to participate or participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat; and (c) furnish the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

                    Section 6.5.6 Subject to the terms and conditions herein provided, neither Parent nor Merger Sub shall, and each of Parent and Merger Sub shall cause each member of the Parent Group not to, take or cause or permit to be taken any action (including the acquisition of businesses or assets) which would reasonably be expected to materially delay, restrict or prevent consummation of the Merger.

                 Section 6.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each Party hereto shall promptly notify the other Party of (i) the existence of any event or circumstance that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied or (ii) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any

Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

                 Section 6.7 Public Announcements. None of the Parties shall (and each of the Parties shall cause its Representatives and, in the case of Parent, the other members of the Parent Group, if applicable, not to) issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of
(i) the Company, in the event the disclosing party is Parent, Merger Sub, any other member of the Parent Group, if applicable, or any of their respective Representatives, or (ii) Parent, in the event the disclosing party is the Company or any of its Representatives, such consent not to be unreasonably withheld or delayed; provided, however, that if a Party determines, based upon advice of counsel, that disclosure is required by applicable Law or the rules or regulations of any stock exchange upon which the securities of such Party is listed, such Party may make such disclosure to the extent so required; provided, further, that such disclosure is made in consultation with the other Parties to this Agreement.

                 Section 6.8   Employee Matters.

                    Section 6.8.1   In addition to the matters set forth in this
               Section 6.8, the Parties hereby agree to the matters set forth on
               Section 6.8.1 of the Company Disclosure Schedule with respect to employee matters.

                    Section 6.8.2 Obligations with Respect to Continuing Employees. Parent hereby agrees that, for the period immediately following the Effective Time through and including the one (1) year anniversary of the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) provide each Continuing Employee with at least the same level of base salary or wages and targeted annual incentive opportunity and on substantially the same terms and conditions as was provided to the Continuing Employee immediately prior to the Effective Time, and (ii) maintain Surviving Corporation Benefit Plans providing benefits (except to the extent any such plan provides equity-based compensation) that are substantially no less favorable in the aggregate to the benefits provided to the Continuing Employees pursuant to the Company Benefit Plans in effect immediately prior to the Effective Time. Consistent with the foregoing, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms as in effect on the date hereof all Contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries, as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including without limitation the severance plans and policies adopted by the Company Board. In addition, Parent hereby agrees that for the period immediately following the Effective Time through and including the two (2) year anniversary of the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to, continue to maintain the Company's severance policies as in effect at the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee. Nothing herein shall be deemed to constitute an amendment of any Company Benefit Plan or to prevent the Surviving Corporation or any of its Subsidiaries from making any change in any Company Benefit Plan, including any change required by Law or deemed necessary or appropriate to comply with applicable law or regulation.

                    Section 6.8.3 Credit for Service. Continuing Employees shall receive credit for purposes of eligibility to participate and vesting (but not for accrual purposes, except for vacation and severance, if applicable) under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

                    Section 6.8.4 Welfare Plans. With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a "Purchaser Welfare Benefit Plan") and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

                 Section 6.9   Indemnification of Directors and Officers.

                    Section 6.9.1   From and after the Effective Time until six
               (6) years from the Effective Time, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation and the comparable organizational documents of its Subsidiaries shall contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of directors, officers, employees and agents in office on or prior to the date hereof than are set forth in the Company Certificate and the Company By-laws (or the equivalent documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that in the event any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims.

                    Section 6.9.2 From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless, to the fullest extent permitted under applicable Law and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary, each present and former director and officer of the Company and each Company Subsidiary (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any and all representations and warranties made by Parent and/or Merger Sub under Article 5 hereof, including any matter arising under any claim that the transactions contemplated herein, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries which is alleged to have rendered the Surviving Corporation and/or any of its Subsidiaries insolvent). Without limiting the foregoing, Parent and the Surviving Corporation, jointly and severally, shall also advance costs and expenses (including attorneys' fees) as incurred by any Indemnified Party within fifteen (15) days after receipt by Parent of a written request for such advance, provided, that the Person to whom expenses are advanced provides an undertaking in customary form, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood and agreed that Parent and the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking).

                    Section 6.9.3 For a period of six (6) years after the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect the Company's current directors' and officers' liability insurance (the "D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (i) in satisfying its obligations under this Section 6.9.3, neither Parent nor the Surviving Corporation shall be obligated to pay an aggregate amount in excess of 300% of the annual premium currently paid by the Company (which premiums are set forth in Section 6.9.3 of the Company Disclosure Schedule), it being understood and agreed that Parent or the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such 300% amount and (ii) in the event of the application of clause
               (i), any present or former officer or director, upon reasonable written notice thereof (which notice shall be provided reasonably promptly following such Person's knowledge of the application of clause (i), and shall set forth in reasonable detail for each such Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by Parent or the Surviving Corporation in accordance with clause (i), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and Parent shall or shall cause the Surviving Corporation to acquire such additional coverage on behalf of such Person; provided, further, that in the event any present or former officer or director makes such an election, such former officer or director shall pay the portion of the premium of such D&O Insurance attributable to his or her election in excess of the amount which Parent or the Surviving Corporation is obligated to pay pursuant to this Section 6.9. The Company may, and at Parent's request shall use its reasonable best efforts to, acquire a six year tail policy for Persons currently covered by D&O Insurance that is consistent with the first sentence of this
               Section 6.9.3 so long as the one time premium payment for such tail policy is not more than 300% of the annual premium currently paid by the Company and as set forth in Section 6.9.3 of the Company Disclosure Schedule. Such policy shall be prepaid at the Effective Time and shall be non-cancelable. If the Company acquires such a tail policy, Parent's obligations pursuant to the first sentence of this Section 6.9.3 shall be deemed completely satisfied. The obligation to maintain insurance provided in this
               Section 6.9.3 shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided, that in the event any claim or claims are asserted or made within such six (6) year period, Parent or the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.

                    Section 6.9.4 If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquiror of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.9.

                    Section 6.9.5 The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company By-laws, the certificate of incorporation and the by-laws of the Surviving Corporation or any comparable organizational documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries.

                    Section 6.9.6 The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

                 Section 6.10 State Takeover Statutes. Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

                 Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                 Section 6.12 NDA. The NDA shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of the NDA according to its terms.

                 Section 6.13 Solvency of the Surviving Corporation. At or immediately prior to the Effective Time, Parent shall use its commercially reasonable efforts to cause to be delivered to the Company an opinion from an independent expert of nationally recognized reputation, addressed to the Company Board and dated as of the Closing Date, supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement, each of Parent and the Surviving Corporation will be Solvent (or the equivalent thereof, as determined in the reasonable discretion of the Company) (such opinion, the "Solvency Opinion"). Each of Parent and the Company shall, in connection therewith, use their commercially reasonable efforts to (i) make available their respective officers, agents and other Representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of the Company as may reasonably be requested in connection with delivering the Solvency Opinion.

                 Section 6.14 Financing. Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, debt financing on terms and conditions described in or comparable to the Debt Commitment Letters (including using reasonable best efforts to obtain rating agency approvals, maintain in effect the Commitments, satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing contemplated by the Commitments (including by consummating the financing contemplated by the Equity Commitment Letter), negotiate definitive agreements with respect to the Debt Commitment Letter on terms and conditions contained therein or with respect to any replacement commitments, satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control and, if necessary, borrow pursuant to the Debt Commitment Letters in the event any "flex" provisions are exercised). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the financing contemplated by the Commitments in accordance with this Section 6.13 and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitments without obtaining the prior written consent of the Company; provided, that Parent and Merger Sub may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitments as of the date of this Agreement, or otherwise so long as the terms are not less beneficial in any material respect to Parent or Merger Sub (as reasonably determined by the Company), including with respect to conditions precedent, than those in the Commitments as in effect on the date of this Agreement. For the avoidance of doubt, in the event that on the final day of the Marketing Period
(x) all or a portion of the debt financing structured as high yield debt or contemplated to be sold pursuant to Rule 144A of the Securities Act has not been consummated, (y) all conditions to Closing contained in Sections 7.1 and 7.2 shall have been satisfied or waived (other than those conditions which by their nature will not be satisfied until the Closing) and (z) the bridge financing contemplated by the Debt Commitment Letters (or alternative bridge financing) is available on terms and conditions described in the Debt Commitment Letters (or amendments thereof), then on such date Parent shall borrow under and use the proceeds of the bridge financing (or such alternative bridge financing). Parent shall give the Company prompt notice of any material breach by any party of the Commitments, any termination of any of the Commitments or any other circumstance, event or condition that would reasonably be likely to impede, prevent or delay the consummation of the financing contemplated by the Commitments, to the extent it becomes aware of such breach, termination, circumstance, event or condition. If any portion of the financing contemplated by the Commitments becomes unavailable on the terms and conditions set forth in the Commitment Letters, Parent shall use its reasonable best efforts to arrange alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. For the avoidance of doubt, if the financing provided for by the Commitments has not been or cannot be obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, the limitations set forth in Section 8.5, and to Parent's rights under Section 8.1, regardless of whether Parent and Merger Sub have complied with all of their other obligations under this Agreement (including their obligations under this Section 6.14).

                 Section 6.15 Cooperation in Securing Financing. From the date of this Agreement until the Closing Date, the Company shall, and shall cause each Company Subsidiary and its and their respective Representatives to, provide to Parent and Merger Sub all cooperation requested by Parent that is reasonably necessary, proper or advisable in connection with obtaining the financing contemplated by the Debt Commitment Letters including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, business projections and similar marketing documents required in connection with the debt financing contemplated by the Debt Commitment Letters, (iii) as promptly as practical, furnishing Parent and its debt financing sources all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC as may reasonably be requested by Parent of the type and form customarily included in private placement memoranda pursuant to Rule 144A of the Securities Act (all such information in this clause (iii), the "Required Information"), (iv) cooperating in satisfying the conditions set forth in paragraphs C, D and E of Exhibit E of the Debt Commitment Letter (to the extent the satisfaction of such condition requires the cooperation of the Company), (v) issuing customary representation letters to auditors and using commercially reasonable efforts to obtain (A) accountants' comfort letters and consents to the use of accountants' audit reports relating to the Company, (B) legal opinions and (C) other documentation and items contemplated by the Debt Commitment Letters as reasonably requested by Parent; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, (vi) promptly providing monthly financial statements (excluding footnotes) to the extent available and prepared by the Company in the ordinary course of business consistent with past practice, (vii) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates or documents contemplated by the Debt Commitment Letters as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Company Subsidiary with respect to solvency matters (it being understood and agreed that such Chief Financial Officer may rely on the representations of Parent in Section 5.10 and on the Solvency Opinion) and consents of accountants for use of their reports in any materials relating to the debt financing contemplated by the Debt Commitment Letters) and otherwise reasonably facilitating the pledging of collateral (including obtaining releases, terminations, waivers, consents, estoppels and approvals as may be required in connection therewith) contemplated by the Debt Commitment Letters and (viii) as of the Effective Time, taking all corporate actions necessary to authorize the consummation of the debt financing contemplated by the Debt Commitment Letters. The Company will periodically update any such Required Information to be included in an offering document to be used in connection with such debt financing so that Parent may ensure that any such offering document does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and the Company Subsidiaries' logos in connection with the debt financing contemplated by the Debt Commitment Letters; provided, that notwithstanding anything in this Section
6.15 to the contrary, no officer or director of the Company shall be required to execute any documents, including, without limitation, any registration statement to be filed with the SEC, any pledge or security documents or other definitive financing documents and none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Commitments prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with any actions taken pursuant to this
Section 6.15. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitments and any information (including all Required Information) utilized in connection therewith. All non-public or otherwise confidential information regarding the Company and the Company Subsidiaries obtained by Parent or the Parent Representatives pursuant to this Section 6.15 shall be kept confidential by Parent in accordance with the NDA.

                 For purposes of this Agreement, "Marketing Period" shall mean the first period of 30 consecutive calendar days after the Initiation Date (A) throughout and at the end of which (1) Parent and its financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2.1 and
7.2.2 (other than the receipt of the certificates referred to in Section 7.2.3) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30-consecutive-calendar-day period, and (B) at the end of which the conditions set forth in Section 7.1 shall be satisfied; provided, that (v) the Marketing Period shall end no earlier than 5 Business Days after the date the Stockholder Approval is obtained; (w) the Marketing Period shall end on any earlier date that is the date on which the debt financing is consummated; (x) for purposes of calculating such 30-consecutive-calendar-day period, August 17 through September 3, 2007 shall not be counted or taken into account; (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) the Company's independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company's independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Parent, (B) the Company shall have publicly announced any intention to restate any of its financial information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and the Company SEC Filings have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (C) the Company shall have failed to file any report with the SEC by the date required under the Securities Act, in which case the Marketing Period will not be deemed to commence at the earliest unless and until all such reports have been filed; (z) if the financial statements included in the Required Information that is available to Parent on the first day of any such 30-consecutive-calendar-day period would not be sufficiently current on any day during such 30-consecutive-calendar-day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 30-consecutive-calendar-day period or (ii) the Company's independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 30-consecutive-calendar-day period, then a new 30-consecutive-calendar-day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in (i) and (ii) on the last day of such 30-consecutive-calendar-day period.

                 For purposes of this Agreement, "Initiation Date" shall mean the later to occur of (A) the date the definitive Proxy Statement is first mailed to the Company's shareholders and (B) the first Business Day after the date the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Subject to compliance with the provisions of this Agreement, nothing shall prohibit Parent or Merger Sub from entering into agreements relating to the financing of the transactions contemplated hereby or the operation of Parent, Merger Sub or the Surviving Corporation, including adding other equity providers or operating partners, it being understood and agreed for the avoidance of doubt that Parent, Merger Sub or the Surviving Corporation shall be prohibited from taking any such action that would be reasonably likely to adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

                 Section 6.16 Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, unless any such untrue statements or omissions is cured in a timely manner. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended.

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

                 Section 6.17 Cooperation in Obtaining Consents. The Company shall use its commercially reasonable efforts to provide all cooperation reasonably requested by Parent in connection with obtaining any third party consent to the consummation of the transactions contemplated hereby to the extent reasonably determined by the Parties to be required pursuant to the terms of any Contract listed or required to be listed in Section 4.4 of the Company Disclosure Schedule or any other Company Material Contract; provided, however, that in no event shall the Company be required to amend any such Contract or make any payment to any counterparty thereto in connection with obtaining such consent, unless such amendment or payment is conditioned upon consummation of the Merger.

                                   Article 7.
                               Closing Conditions

                 Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:

                    Section 7.1.1 Stockholder Approval. The Stockholder Approval shall have been obtained.

                    Section 7.1.2 HSR Act; Regulatory Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated and any Regulatory Approvals of any non-U.S. Governmental Entity required under applicable Law to consummate the Merger shall have been obtained.

                    Section 7.1.3 No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or any other transactions contemplated by this Agreement shall be in effect; provided, however, that the right to assert that this condition has not been satisfied shall not be available to any Party who fails to comply with its obligations under Section 6.5.

                 Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one or more of which may be waived in writing by Parent.

                    Section 7.2.1 Representations and Warranties. (a) The representations and warranties of the Company contained in Sections 4.2.1 and 4.2.2 shall be true and correct in all but de minimis respects as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (b) the representations and warranties of the Company contained in Sections 4.1, 4.2.3, 4.3, and 4.18 shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), and
               (c) the remaining representations and warranties of the Companies set forth in this Agreement (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, do not result in a Company Material Adverse Effect.

                    Section 7.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                    Section 7.2.3 Officer's Certificate. Parent shall have received a certificate of an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2.1 and 7.2.2.

                    Section 7.2.4 Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                 Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one of which may be waived in writing by the Company.

                    Section 7.3.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality, except for such failures to be true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

                    Section 7.3.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Closing Date.

                    Section 7.3.3 Officer's Certificate. The Company shall have received a certificate of an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3.1 and 7.3.2.

                 Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party's failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

                                   Article 8.
                        Termination, Amendment and Waiver

                 Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Stockholder Approval:

                    (a) By mutual written consent of Parent and the Company;

                    (b) by either Parent or the Company (if, in the case of the
               Company, it has not materially violated Section 6.4):

                         (i) if the Stockholder Approval is not obtained at the
                    Company Stockholders' Meeting or any adjournment thereof at which this Agreement has been voted upon;

                         (ii) if the Merger shall not have been consummated by
                    the date that is nine (9) months from the date hereof (the "Termination Date"); provided, however, that if the Marketing Period has not ended on or prior to the date that is nine (9) months from the date hereof, then the Termination Date shall be extended to the earlier of (x) ten
                    (10) months from the date hereof and (y) the end of the Marketing Period (and in such event, the term "Termination Date" shall mean the earlier of such extended date); or

                         (iii) if there shall be any Law that makes consummation
                    of the Merger illegal or otherwise prohibited (unless the consummation of the Merger in violation of such Law would not reasonably be expected to have a Company Material Adverse Effect) or any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and nonappealable (unless the consummation of the Merger in violation of such Order would not reasonably be expected to have a Company Material Adverse Effect) and, prior to termination pursuant to this
                    Section 8.1(b)(iii) each of the Parties shall have used its best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

                    (c) by the Company:

                         (i) if (x) Parent or Merger Sub shall have breached any
                    of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied, (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this

                    Agreement such that the closing condition set forth in
                    Section 7.3.1 would not be satisfied or (z) Parent or Merger Sub fails to obtain proceeds pursuant to the Commitments (or any alternative financing) sufficient to consummate the transactions contemplated by this Agreement within three (3) Business Days after satisfaction or waiver of the conditions set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) or such later date as is specified in Section 2.2, and, in the case the breach under (x) or (y) is unintentional, such breach is incapable of being cured by the Termination Date or is not cured within thirty (30) Business Days after Parent or Merger Sub receives written notice of such breach from the Company; or

                         (ii) if prior to the obtaining of the Stockholder
                    Approval (w) the Company Board has received a Superior Proposal, (x) the Company Board determines in good faith that such termination is necessary for the members of the Company Board to comply with their fiduciary duties to the holders of Company Common Stock under applicable Law, (y) the Company has complied in all material respects with
                    Section 6.4 and (z) not later than the day of such termination, the Company pays the Termination Fee to Parent in accordance with Section 8.4.

                    (d) by Parent:

                         (i) (x) if the Company shall have breached any of the
                    covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case the breach under (x) or (y) is unintentional, such breach is incapable of being cured by the Termination Date or is not cured by the Company within thirty (30) Business Days after the Company receives written notice of such breach from Parent or Merger Sub; or

                         (ii) if, prior to the obtaining of the Stockholder
                    Approval (x) a Company Adverse Recommendation Change shall have occurred, (y) the Company has failed to include the Company Recommendation in the Proxy Statement or (z) the Company Board approves or recommends a Takeover Proposal to the holders of Company Common Stock or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal.

                 Section 8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that the provisions of this Section 8.2, Sections 8.3, 8.4,
8.5 and Article 9 and the NDA shall remain in full force and effect and survive any termination of this Agreement; provided, further, that, subject to Section 8.5, no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.

                 Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

                 Section 8.4   Termination Fee.

                    Section 8.4.1   If this Agreement is terminated pursuant to
               Section 8.1(c)(ii) and neither Parent nor Merger Sub is in material default of this Agreement at the time of such termination, then the Company shall pay Parent $135,000,000 (the "Termination Fee") not later than the day of such termination. If this Agreement is terminated pursuant to Section 8.1(b)(i) or
               Section 8.1(d)(ii) and neither Parent nor Merger Sub is in material default of this Agreement at the time of such termination, then, in the event that, (i) after the date hereof and prior to such termination, any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal, which bona fide Takeover Proposal has not been retracted or rescinded by the time of the Company Stockholders' Meeting and (ii) within nine (9) months of the termination of this Agreement the Company enters into a definitive agreement with such Third Party with respect to a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent) or any Takeover Proposal is consummated by such Third Party (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent), then the Company shall pay, or cause to be paid to, Parent the Termination Fee immediately upon consummation of such Takeover Proposal. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Parent and shall be the sole and exclusive remedy of Parent and/or Merger Sub against the Company in circumstance in which the Termination Fee is payable. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, the Termination Fee on more than one occasion.

                    Section 8.4.2 The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to
               Section 8.4.1 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee and, in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

                 Section 8.5 Business Interruption Fee. In the event that this Agreement is terminated pursuant to Sections 8.1(b)(ii) and all conditions set forth in Sections 7.1 and 7.2 (other than Section 7.2.3) are then satisfied or capable of being satisfied, 8.1(c)(i)(x), 8.1(c)(i)(y) as a result of an intentional breach, or 8.1(c)(i)(z), Parent shall pay the Company a business interruption fee in an aggregate amount of $175,000,000 (the "Business Interruption Fee"), which amount shall not be subject to offset or deduction of any kind and shall be the sole and exclusive remedy of the Company against Parent and/or Merger Sub in circumstances in which the Business Interruption Fee is payable. The Business Interruption Fee shall be paid by wire transfer of immediately available funds to an account specified by the Company in writing to Parent on the second Business Day following termination of this Agreement by the Company. For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to paid, the Business Interruption Fee on more than one occasion. Without limiting the foregoing, in no event shall Parent or Merger Sub be subject to any liability in excess of the amount of the Business Interruption Fee in respect of (i) any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with this Agreement,
(ii) all other such amounts paid by Parent or Merger Sub to the Company with respect to all claims that had previously been brought by the Company against Parent and/or Merger Sub and (iii) any amounts paid by Parent to the Company pursuant to this Section 8.5. Parent acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the Business Interruption Fee and, in order to obtain such payment the company commences a suit which results in a judgment against Parent for the Business Interruption Fee, Parent shall pay to the Company its costs and expenses (including reasonable attorney's fees) in connection with such suit.

                 Section 8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, subject to Section 8.7, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company's stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                 Section 8.7 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without further stockholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

                                   Article 9.
                               General Provisions

                 Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective

Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (i) the covenants and agreements contained in this Article 9, the agreements of Parent, Merger Sub and the Company in Article 3 (Conversion of Securities; Exchange of Certificates),
Section 6.8 (Employee Matters), Section 6.9 (Indemnification of Directors and Officers) and Section 8.3 (Fees and Expenses) and (ii) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

                 Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

                 If to Parent or Merger Sub, addressed to it at:

                 Sovereign Holdings, Inc.
                 c/o TPG Partners V, L.P.
                 301 Commerce Street
                 Suite 3300
                 Fort Worth, TX 76102
                 Attn.:       Clive Bode, Esq.
                 Facsimile:   (817) 871-4001

                 with a mandated copy to:

                 Silver Lake Partners II, L.P.:
                 9 West 57th Street, 25th Floor
                 New York, New York 10019
                 Attn:        Greg Mondre
                 Facsimile:   (212) 381-3535

                 and with a mandated copy to:

                 Texas Pacific Group
                 345 California Street
                 Suite 3300
                 San Francisco, CA 94104
                 Attn:        Karl I. Peterson
                 Facsimile:   (415) 743-1781
                 and with a mandated copy to:

                 Cleary Gottlieb Steen & Hamilton LLP
                 One Liberty Plaza
                 New York, New York 10006
                 Attention:   Paul J. Shim
                              David I. Gottlieb
                 Facsimile:   (212) 225 3999


                 If to the Company, addressed to it at:

                 Sabre Holdings Corporation
                 3150 Sabre Drive MD 9105
                 Southlake, Texas 76092
                 Attention:   David A. Schwarte
                 Facsimile:   (682) 605-8267

                 with a mandated copy to:

                 Latham & Watkins LLP
                 885 Third Avenue
                 New York, New York 10022-4802
                 Attention:   Charles M. Nathan
                              David S. Allinson
                 Facsimile:   (212) 751-4864

                 Section 9.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

                 Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Commitments and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, are not (other than in the case of Article 3 and Section 6.9) intended to confer upon any other Person any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT,

MERGER SUB AND THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

                 Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect wholly-owned Subsidiary of Parent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

                 Section 9.7 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

                 Section 9.8 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                    Section 9.8.1 This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

                    Section 9.8.2 The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Article 8, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The Parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company's sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 8.5. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the Federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

                 Section 9.9 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



                            [signature page follows]

                 IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SOVEREIGN HOLDINGS, INC.

                                          By:
                                               ---------------------------------
                                               a duly authorized signatory


                                          SOVEREIGN MERGER SUB, INC.

                                          By:
                                               ---------------------------------
                                               a duly authorized signatory


                                          SABRE HOLDINGS CORPORATION

                                          By:
                                               ---------------------------------
                                               a duly authorized signatory




                  [Agreement and Plan of Merger Signature Page]

                                   Exhibit A.1
                                   -----------

                            EQUITY COMMITMENT LETTER


                                 (see attached)

                                   Exhibit A.2
                                   -----------

                                LIMITED GUARANTEE

                                 (see attached)

                                   Exhibit B.1
                                   -----------

                           LIST OF COMPANY EXECUTIVES



Michael S. Gilliland
Jeffrey M. Jackson
Thomas Klein
Michelle A. Peluso
David A. Schwarte
Mark K. Miller
Garrett K. Golden
Barry Vandevier
Michael Haefner
James F. Brashear
John Stow
Ron Wettig
Michael Dietz
Hugh Jones
Fred Pensotti
Ed Kamm
Ian McCaig

                                   Exhibit B.2
                                   -----------

                    LIST OF PARENT AND MERGER SUB EXECUTIVES



Karl Peterson
Jack Weingart
Tom McConnon
Peter Kim
David Goldman
Tim Dunn
Afshin Mohebbi
Nathan Wright
Greg Mondre
Ric Andersen
Joe Osnoss
Sean Delehanty
Michael Kahn
Jason Young

                                    Exhibit C
                                    ---------

               MERGER SUB CERTIFICATE OF INCORPORATION AND BY-LAWS

                                 (see attached)

                                    Exhibit D

                COMPANY REPRESENTATIVES FOR ACCESS TO INFORMATION



Jeff Jackson
Gary Golden
James Brashear
Sam Gilliland
Michelle Peluso
Tom Klein
Dave Schwarte
Mark Miller




                                      D-1